Exhibit 10.65

EXECUTION VERSION

SENIOR FACILITY AGREEMENT

dated 30 March 2007

for

SPANSION JAPAN LIMITED

arranged by

GE CAPITAL LEASING CORPORATION

as Mandated Lead Arranger

and

SUMISHO LEASE CO., LTD.

and

MITSUI LEASING & DEVELOPMENT, LTD.

as Sub-Arrangers

WITH

GE CAPITAL LEASING CORPORATION

acting as Administrative Agent

RESONA BANK, LIMITED

acting as Paying Agent

and

GE CAPITAL LEASING CORPORATION

acting as Security Agent

SENIOR FACILITY AGREEMENT

THIS AGREEMENT is dated 30 March 2007 and made between:

(1)	SPANSION JAPAN LIMITED as borrower (the “Borrower”);

(2)	GE CAPITAL LEASING CORPORATION as mandated lead arranger (the “Mandated Lead Arranger”);

(3)	SUMISHO LEASE CO., LTD and MITSUI LEASING & DEVELOPMENT, LTD. as sub-arrangers (the “Sub-Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(5)	GE CAPITAL LEASING CORPORATION as administrative agent of the other Finance Parties (the “Administrative Agent”);

(6)	RESONA BANK, LIMITED as paying agent of the other Finance Parties (the “Paying Agent”); and

(7)	GE CAPITAL LEASING CORPORATION as security agent for the Finance Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accounting Principles” means generally accepted accounting principles in Japan.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent” means the Administrative Agent, the Paying Agent, or as the case may be, the Security Agent.

“Agreed Lenders” means GE Capital Asset Finance Corporation, Resona Bank, Limited, Showa Leasing Co., Ltd., Sumisho Lease Co., Ltd., Mitsui Leasing & Development, Ltd., UFJ Central Leasing Co., Ltd., BOT Lease Co., Ltd., Diamond Lease Company Limited, NTT Finance Corporation, Kyodo Leasing Co., Ltd., Century Leasing System, Inc.

“Annual Financial Statements” has the meaning given to that term in Clause 19 (Information Undertakings).

“Arrangers” means the Mandated Lead Arranger and the Sub-Arrangers.

“Auditors” means Ernst & Young LLP or such other internationally recognised firm of accountants approved in advance by the Administrative Agent.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including 31 March 2008.

“Available Commitment” means the amount of a Lender’s Commitment under the Facility minus the amount of its participation in any outstanding Utilisation.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Tokyo interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Tokyo.

“Charged Property” means all of the assets of the Borrower which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Commitment” means:

(c)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(d)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidentiality Undertaking” means a confidentiality undertaking in the form agreed between the Borrower and the Administrative Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower conducted on or from the properties owned or used by the Borrower.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Excluded Insurance Proceeds” means any proceeds of an insurance claim (other than the proceeds of Insurances in the case of paragraphs (a) and (b) below) which the Borrower intends to apply and which are applied:

(a)	to meet a third party claim;

(b)	to cover operating losses in respect of which the relevant insurance claim was made; or

(c)	subject, in relation to any Manufacturing Equipment which is subject to Transaction Security, to the consent of the Administrative Agent (not to be unreasonably withheld), to the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made, in each case as soon as possible (but in any event within 30 days, or such longer period as the Administrative Agent may agree) after receipt.

“Exemption Event” means:

(a)	any event that occurs within the Tokyo interbank market that disables loans in Japanese Yen; or

(b)	any other event not attributable to the Lenders that results in it being impossible for at least the Majority Lenders to make the Facility available.

“Existing Leased Semiconductor Equipment” means the leased semiconductor equipment as set out in Schedule 8 (Existing Leased Semiconductor Equipment).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between an Arranger and the Borrower (or the Administrative Agent and the Borrower) setting out any of the fees referred to in Clause 12 (Fee).

“Finance Document” means this Agreement, any Fee Letter, any Transaction Security Document, any Utilisation Request, the Parent Prepayment Letter and any other document designated as a “Finance Document” by the Administrative Agent and the Borrower.

“Finance Party” means the Administrative Agent, the Paying Agent, the Arrangers, the Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis (save to the extent that such recourse arises by reason of the gross negligence or wilful misconduct of the seller));

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any instrument issued by a bank or financial institution (but not including any liability in connection with any documentary (but not standby) letter of credit other than the amount of any actual (and not contingent) liability which is outstanding for more than 90 days after its due date);

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale-back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles but in any case excluding any lease carried on the books of the Borrower as an operating lease relating to personal property or real property; and

(j)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.

“Financial Year” means the annual accounting period of the Borrower ending on or about 31 December in each year.

“Foundry Agreement” means the second amended and restated foundry agreement dated on or about the date hereof between the Borrower and the Parent.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Information Memorandum” means the document in the form approved by the Borrower concerning the Borrower which was prepared in relation to this transaction and distributed by the Arrangers before the date of this Agreement.

“Insurance Proceeds” means the proceeds of any insurance claim received by the Borrower except for Excluded Insurance Proceeds and after deducting any expenses in relation to that claim which are reasonably incurred by the Borrower to third parties.

“Insurances” means casualty insurance for an amount equal to the full value (as determined by the Security Agent) of the assets which are subject to Transaction Security from time to time and which names the Borrower as a loss payee.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of the Borrower.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“JV1” means that certain wafer fabrication facility adjacent to JV2 located at Monden Kogyodanchi 6, Aizu-Wakamatsu-shi, Fukushima 965-0845, Japan owned by Borrower.

“JV2” means that certain wafer fabrication facility adjacent to JV1 located at Monden Kogyodanchi 6, Aizu-Wakamatsu-shi, Fukushima 965-0845, Japan owned by Borrower.

“JV3” means that certain wafer fabrication facility adjacent to SP1 located at Takaku Kogyodanchi 2, Aizu-Wakamatsu-shi, Fukushima 965-0060, Japan owned by Borrower.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Liquidity Facility” means the revolving credit facility made available under the Liquidity Facility Agreement.

“Liquidity Facility Agreement” means the US$200,000,000 (or the equivalent in any other currency) liquidity facility agreement dated on or about the date hereof between the Borrower and the Parent.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction); and

(b)	at any other time, a Lender or Lenders whose participations in any Loan then outstanding aggregate more than 66 2/3 per cent. of the Loans then outstanding.

“Manufacturing Equipment” means the manufacturing equipment set out in Schedule 6 (Manufacturing Equipment) under the heading “Manufacturing Equipment”.

“Margin” means 2 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)	the operations, property or financial condition of the Borrower;

(b)	the ability of the Borrower to perform its payment obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Original Financial Statements” means the audited financial statements of the Borrower for its Financial Year ended 31 December 2006.

“Parent” means Spansion LLC.

“Parent Prepayment Letter” means the letter dated the date hereof between the Administrative Agent and the Parent which is attached hereto as Exhibit A.

“Party” means a party to this Agreement.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which is on arm’s length terms:

(a)	of trading stock or cash made by the Borrower in the ordinary course of trading of the Borrower;

(b)	of obsolete or redundant vehicles and, to the extent such assets are not subject to the Transaction Security, plant and equipment for cash;

(c)	of intellectual property rights to the extent there is no breach of Clause 20.18 (Intellectual Property);

(d)	arising as a result of any Permitted Security;

(e)	of JV1 and/or JV2 and any assets located at such facilities;

(f)	of assets to Spansion Inc. or any of its Subsidiaries, provided that unless otherwise agreed by Majority Lenders, prior to the prepayment of the Loans in accordance with the Parent Prepayment Letter, any Transaction Security granted in favour of the Finance Parties on the assets so transferred, distributed or sold shall remain in full force and effect; or

(g)	of assets where the proceeds of disposal are used within 6 months of that disposal (to the extent required pursuant to this paragraph (g)) to purchase replacement assets of substantially similar (or greater) value that are useful to the business of the Borrower and which are free and clear of any Security (other than Transaction Security) as evidenced by documentation in form and substance reasonably satisfactory to the Administrative Agent provided that in relation to any assets which are subject to Transaction Security the aggregate value:

(i)	of any such disposals minus the aggregate value of any such replacement assets which are subject to Transaction Security, in relation to Manufacturing Equipment, does not exceed ¥1,000,000,000 (or its equivalent); and

(ii)	of any such disposals in relation to any other asset, does not exceed ¥10,000,000,000 (or its equivalent).

For the avoidance of doubt, the replacement assets referred to in this paragraph (g) shall not include any of the assets referred to in Schedule 6 (Manufacturing Equipment).

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under any of the Finance Documents;

(b)	arising under a Permitted Guarantee;

(c)	arising under spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes or any transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of the Borrower for a period of not more than 12 months and not for speculative purposes;

(d)	which is subordinated to the Facility on such terms as the Lenders may agree;

(e)	which is indebtedness to Spansion Inc. or any of its Subsidiaries; or

(f)	not permitted by paragraphs (a) to (e) above and the outstanding principal amount of which does not exceed:

(i)	in relation to revolving credit facilities of the Borrower, ¥10,000,000,000 (or its equivalent);

(ii)	in relation to any other debt of the Borrower, ¥2,500,000,000 (or its equivalent),

in each case, in aggregate for the Borrower at any time.

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any guarantee in relation to any Financial Indebtedness of Spansion Inc. or any of its Subsidiaries; or

(c)	any guarantee permitted under Clause 20.15 (Financial Indebtedness).

“Permitted Security” means:

(a)	any lien arising under any of the Transaction Security Documents;

(b)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by the Borrower;

(c)	any netting or set-off arrangement entered into in the ordinary course of banking arrangements for the purpose of netting debit and credit balances;

(d)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Borrower;

(e)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal; or

(f)	prior to the date on which a Loan is advanced in order to repay any Financial Indebtedness referred to in the definition of Refinancing Financial Indebtedness, any Security granted in relation to such Refinancing Financial Indebtedness.

“Qualifying Lender” has the meaning given to that term in Clause 13 (Tax Gross-Up and Indemnities).

“Quarter” means the period starting on one Quarter Date and ending on the next following Quarter Date.

“Quarter Date” means each of 16 March, 16 June, 16 September and 16 December.

“Quasi Security” has the meaning given to that term in Clause 20.10 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days prior to the first day of that period.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Banks” means the principal Tokyo offices of Resona Bank, Limited, The Bank of Tokyo-Mitsubishi UFJ, Ltd and Sumitomo Mitsui Banking Corporation or such other banks as may be appointed by the Paying Agent in consultation with the Borrower.

“Refinancing Financial Indebtedness” means (i) the finance lease agreement dated 17 March 2004 (including the schedules thereto) between FASL Japan Corporation and Hitachi Capital Corporation Contract No.: 4040479-00 and (ii) the master lease agreement dated 5 January 2005 between Spansion Japan Limited and Sumicrest Leasing Limited and the individual agreements entered into pursuant thereto, each in the form as at the date hereof.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or adviser as the first fund or, if it is managed by a different investment manager or adviser, a fund whose investment manager or adviser is an Affiliate of the investment manager or adviser of the first fund.

“Repayment Date” means, subject to Clause 27.7 (Business Days), each of the dates specified in Clause 6 (Repayment) as Repayment Dates.

“Repayment Instalment” means each instalment for repayment of Loans referred to in Clause 6 (Repayment).

“Repeating Representations” means each of the representations set out in Clause 18.2 (Status) to Clause 18.6 (Validity and admissibility in evidence), Clause 18.8 (No default), paragraphs (d) and (e) of Clause 18.10 (No misleading information), Clause 18.15 (Security and Financial Indebtedness), Clause 18.16 (Ranking) to Clause 18.18 (Legal and beneficial ownership).

“Screen Rate” means the three month Tokyo interbank offer rate expressed as a percentage rate per annum and displayed on page 17097 (or its successor page) of the Reuters screen at or about 11:00 a.m. on the Quotation Day.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a time determined in accordance with Schedule 5 (Timetables).

“SP1” means that certain wafer fabrication facility adjacent to JV3 located at Takaku Kogyodanchi 2, Aizu-Wakamatsu-shi, Fukushima 965-0060, Japan owned by Borrower.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Syndication Date” means the day on which the Mandated Lead Arranger confirm that the primary syndication of the Facility has been completed.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“TIBOR” means, in relation to any Loan or other sum and in relation to a particular Interest Period therefor:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Interest Period, the arithmetic mean (rounded upwards to 4 decimal places) of the rates per annum (as quoted to the Paying Agent, at its request) at which each Reference Bank was offering deposits in the relevant currency in an amount comparable with that Loan or other sum, as the case may be, to leading banks in the Tokyo interbank market for a period equal to that Interest Period at or about 11:00 a.m. on the Quotation Day therefor.

“Total Commitments” means the aggregate of the Commitments, being ¥48,400,000,000 at the date of this Agreement.

“Transaction Security” means the Security created or expressed to be created in favour of the Finance Parties pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 3(b) of Schedule 2 (Conditions Precedent) together with any other document entered into by the Borrower creating or expressed to create any Security over all or any part of its assets in respect of the obligations of the Borrower under any of the Finance Documents.

“Transfer Certificate” means an agreement substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Administrative Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Administrative Agent executes the Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Utilisation” means a utilisation of the Facility by way of making a Loan.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Funding Amount” means, in relation to a Utilisation, an amount equal to the aggregate of the amount set out in Schedule 6 (Manufacturing Equipment) (as may be amended from time to time in accordance with Clause 5.6 (Manufacturing Equipment) under the heading “Funding Amount” opposite the description of each item of Manufacturing Equipment which will be financed from the proceeds of such Utilisation and for which the Borrower has provided the documentation required pursuant to Clause 4.2(d).

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	the “Administrative Agent”, any “Arranger”, any “Finance Party”, any “Lender”, the “Borrower”, any “Party”, the “Security Agent”, the “Paying Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (in each case, however fundamentally);

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	any references to the value of all or any of the assets which are subject to the Transaction Security are to the ordinary liquidation value of such asset as the Security Agent may reasonably determine on behalf of the Finance Parties;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Tokyo time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency, Symbols and Definitions

“¥” and “Japanese Yen” denote the lawful currency of Japan.

1.4	Agreement on Bank Transactions

Any Agreement on Bank Transactions (Ginko-Torihiki-Yakujosho) entered into between the Borrower and any Finance Party at any time shall not be applicable to any of the transactions contemplated and effected under and by this Agreement or the other Finance Documents.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right to enforce or otherwise enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available a Japanese Yen term loan facility in an aggregate amount equal to the Total Commitments to the Borrower.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	financing the acquisition of the Manufacturing Equipment;

(b)	financing the acquisition of the Existing Lease Semiconductor Equipment in an amount no greater than ¥7,294,843,000;

(c)	refinancing all Refinancing Financial Indebtedness of the Borrower to third parties in an amount determined in accordance with Schedule 7 (Refinancing Financial Indebtedness Repayment Amount).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Administrative Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation;

(b)	the Repeating Representations are true;

(c)	no Exemption Event has occurred and is continuing; and

(d)	in relation to the Manufacturing Equipment which the proceeds of the proposed Utilisation will be used to acquire, the Borrower has delivered in form and substance reasonably satisfactory to the Administrative Agent:

(i)	evidence of delivery, inspection and acceptance of such Manufacturing Equipment;

(ii)	a letter creating an additional security assignment (tsuika tanpo sashiire shou) on such Manufacturing Equipment; and

(iii)	all documents necessary for an application for the registration of the security assignments on such Manufacturing Equipment.

4.3	Maximum number of Utilisations

The Borrower may not effect more than 2 Utilisations in any Quarter.

SECTION 3

UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery by fax to the Administrative Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods); and

(iv)	in relation to a Utilisation Request, the proceeds of which are to be used wholly or in part to finance the acquisition of Manufacturing Equipment, it specifies the Manufacturing Equipment which the proceeds of the proposed Utilisation will be used to acquire.

(b)	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be Japanese Yen.

(b)	The amount of the proposed Loan must be in a minimum amount equal to ¥1,000,000,000 or, if less, the Available Facility and:

(i)	in relation to the first Loan to be drawn down pursuant to this Agreement, an amount equal to the aggregate amount of the acquisition cost of the Existing Leased Semiconductor Equipment and the relevant Utilisation Funding Amount; and

(ii)	in relation to each other Loan, an amount equal to the aggregate amount of the relevant Utilisation Funding Amount and all outstanding Refinancing Financial Indebtedness to be repaid out of the proceeds of such Loan.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

5.6	Manufacturing Equipment

The Borrower may, subject to the approval of the Administrative Agent, nominate replacement Manufacturing Equipment in place of the Manufacturing Equipment specified in Schedule 6 (Manufacturing Equipment) provided such replacement Manufacturing Equipment is of comparable or superior type, value and quality.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

The Borrower shall repay the Loan in instalments by repaying on each Repayment Date an amount which reduces the principal outstanding amount of the Loan by an amount equal to the relevant percentage of the Loan as at close of business in Tokyo on the last day of the Availability Period as set out opposite that Repayment Date below:

Repayment Date	Repayment Instalment
16 June 2008	8%
16 September 2008	8%
16 December 2008	8%
16 March 2009	8%
16 June 2009	8%
16 September 2009	8%
16 December 2009	8%
16 March 2010	8%
16 June 2010	8%
16 September 2010	8%
16 December 2010	20%

7.	ILLEGALITY, PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan:

(a)	that Lender, shall promptly notify the Administrative Agent and the Paying Agent upon becoming aware of that event;

(b)	upon the Administrative Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent and the Paying Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Prepayment of Loans

(a)	The Borrower may, if it gives the Administrative Agent and the Paying Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the amount of that Loan by a minimum amount of ¥1,000,000,000).

(b)	The Borrower shall prepay the Loans in the amount of any Insurance Proceeds promptly upon receipt of such Insurance Proceeds.

(c)	A Loan may only be prepaid under paragraph (a) above once in any Quarter and on a day which falls after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

(d)	Any prepayment under this Clause 7.2 shall be applied first in satisfaction of the Repayment Instalment for the Repayment Date next following the date of prepayment and any amounts so prepaid in excess of such Repayment Instalment shall be applied to reduce pro rata the obligations under Clause 6 (Repayment).

7.3	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Administrative Agent and the Paying Agent notice (if such circumstances relate to a Lender) of:

(1)	cancellation of the Commitment of that Lender and its intention to repay that Lender’s participation in the Loans; or

(2)	its intention to require that Lender to (and that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, and which is acceptable to the Administrative Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all interest and other amounts payable in relation thereto under the Finance Documents.

(b)	On receipt of a notice referred to in paragraph (a)(1) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under sub-paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall:

(i)	in the case of a notice pursuant to paragraph (a)(1) above, repay that Lender’s participation in that Loan; and

(ii)	in the case of a notice pursuant to paragraph (a)(2) above, procure the transfer of that Lender’s rights and obligations under this Agreement to the Replacement Lender in accordance with Clause 22 (Changes to the Lenders) and the payment to that Lender of the outstanding principal amount of such Lender’s participation in that Loan, in each case, together with all interest and other amounts accrued under the Finance Documents.

(d)	In relation to any transfer referred to in paragraph (a)(2) above, none of the Agents nor any Lender shall have any obligation to the Borrower to find a Replacement Lender and in no event shall the Lender replaced pursuant thereto be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

7.4	Prepayment Premium

(a)	If any Loan (or any part thereof) is repaid pursuant to Clause 7.2(a), such repayment shall be made together with a fee payable by the Borrower to the Paying Agent (for the account of the Lenders pro rata to their participation in that Loan at the time of such repayment) in an amount equal to:

(i)	if such repayment is made prior to the date falling twelve Months after the date of this Agreement, 1 per cent. of the principal amount so prepaid; and

(ii)	if such repayment is made after the date falling twelve Months after the date of this Agreement but prior to the date falling twenty-four Months after the date of this Agreement, 0.5 per cent. of the principal amount so prepaid.

(b)	If any Loan or any part thereof is repaid at any time otherwise than in accordance with Clause 6 (Repayment) using the proceeds of any Financial Indebtedness of the Borrower, the fee referred to paragraph (a) above shall be in an amount equal to 3 per cent. of the principal amount so prepaid.

8.	RESTRICTIONS

8.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, prepayment and cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and Break Costs.

8.3	No reborrowing of Facility

The Borrower may not reborrow any part of the Facility which is prepaid.

8.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.6	Administrative Agent’s receipt of Notices

If the Administrative Agent receives a notice under Clause 7 (Illegality, prepayment and cancellation), it shall promptly forward a copy of that notice or election to either the Borrower or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	TIBOR.

9.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period.

9.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Paying Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Paying Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Paying Agent shall promptly notify the Administrative Agent, the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Duration of Interest Periods

(a)	Subject to this Clause 10, each Interest Period shall be for a period of three Months.

(b)	The first Interest Period for each Utilisation shall start on the applicable Utilisation Date and shall be of such length as to end on the next following Quarter Date and each subsequent Interest Period shall start on the last day of its preceding Interest Period.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Consolidation and division of Loans

If two or more Interest Periods end on the same date those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if TIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable TIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Paying Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Paying Agent to determine TIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Tokyo on the Quotation Day for the relevant Interest Period, the Paying Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Tokyo interbank market would be in excess of TIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Paying Agent or the Borrower so requires, the Paying Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Paying Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Upfront fees

The Borrower shall pay to each Arranger and each Lender the upfront fees in the amount and at the times agreed in a Fee Letter.

12.2	Agency fee

The Borrower shall pay to the Administrative Agent (for the account of the Agents) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Certificate of Exemption for Withholding Tax for Foreign Corporations or Non-residents” means the certificate which is specified in Article 214 of the “Japanese Income Tax Law” (“Shotoku-zei Hou”).

“Certificate of Exemption for Withholding Tax for Foreign Corporations” means the certificate which is specified in Article 180 of the “Japanese Income Tax Law” (“Shotoku-zei Hou”).

“Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)	a Lender that is created or organised under the laws of Japan; or

(ii)	a Lender that is not created or organised under the laws of Japan but is acting through a branch in Japan and that holds a valid Certificate of Exemption for Withholding Tax for Foreign Corporations or Non-residents or Certificate of Exemption for Withholding Tax for Foreign Corporations issued by the relevant Tax authorities in Japan.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Paying Agent (with a copy to the Administrative Agent) accordingly. Similarly, a Lender shall notify the Paying Agent (with a copy to the Administrative Agent) on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall promptly notify the Borrower.

(c)	Subject to paragraph (d) below, if a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	The Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or any published practice or concession of any relevant taxing authority.

(e)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Administrative Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) evidencing to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Administrative Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Paying Agent (with a copy to the Administrative Agent) of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall promptly notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 13.3, notify the Paying Agent (with a copy to the Administrative Agent).

13.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and fully retained that Tax Credit on an affiliated group basis,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

13.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes or fees payable in respect of any Finance Document or any transaction contemplated thereby.

13.6	Consumption tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any consumption tax. If consumption tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the consumption tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all consumption tax incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the consumption tax.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Administrative Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Administrative Agent of the event giving rise to the claim, following which the Administrative Agent shall promptly notify the Borrower (with a copy to the Paying Agent).

(b)	Each Finance Party shall, as soon as practicable after a demand by the Administrative Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify the Arrangers and each other Finance Party against any loss, liability or documented out-of-pocket cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing Among the Finance Parties);

(c)	the Information Memorandum or any other information produced or approved by the Borrower being or being alleged to be misleading and/or deceptive in any respect;

(d)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or the use, operation and maintenance of Manufacturing Equipment or other assets of the Borrower or with respect to the transactions contemplated or financed or assets financed under this Agreement;

(e)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or gross negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.2	Indemnity to the Paying Agent and the Administrative Agent

The Borrower shall promptly indemnify each of the Paying Agent and the Administrative Agent against any loss, liability or reasonable, documented out-of-pocket cost incurred by the Paying Agent or Administrative Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax Gross-Up and Indemnities) or Clause 14

(Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall promptly on demand pay each Agent the amount of all reasonable, documented out-of-pocket costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse each Agent for the amount of all reasonable, documented out-of-pocket costs and expenses (including legal fees) reasonably incurred by the relevant Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Security Agent’s ongoing costs

In the event of (a) a Default or (b) the Security Agent considering it necessary or expedient or (c) the Security Agent being requested by the Borrower or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Borrower shall pay to the Security Agent any reasonable additional remuneration that may be agreed between them.

17.4	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to the Arrangers and each other Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

18.1	General

The Borrower makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.2	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

18.3	Binding obligations

(a)	The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

(b)	Each Transaction Security Document creates the first ranking security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or its Affiliates or any of its or its Affiliates’ assets in any material respect or constitute a default or termination event (however described) under any such agreement or instrument.

18.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of indemnities contemplated by the Finance Documents.

18.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in Japan, have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct its business, trade and ordinary activities have been obtained or effected and are in full force and effect in all material respects.

18.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 21.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 21.8 (Creditors’ Process),

has been taken or, to the knowledge of the Borrower, threatened in relation to the Borrower and none of the circumstances described in Clause 21.6 (Insolvency) applies to the Borrower.

18.8	No default

(a)	No Event of Default and, on the date of this Agreement, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.9	Taxation

(a)	It is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any material amount in respect of Tax.

(b)	No material claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes.

(c)	It is resident for Tax purposes only in Japan.

18.10	No misleading information

(a)	Any factual information provided by it for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions, it being understood that actual results may vary materially from projections.

(c)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(d)	All written information (other than the Information Memorandum) supplied by it is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

(e)	All information (as supplemented from time to time) that has been or will hereafter be made available to the Finance Parties by the Borrower or any of its representatives in connection with the transactions contemplated hereby is and will at all times be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made.

18.11	Original Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations during the relevant Financial Year.

(c)	There has been no material adverse change in the business, condition (financial or otherwise) or operations of the Borrower since 31 December 2006.

18.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.

18.13	No breach of laws

(a)	It has not breached any law or regulation which breach could reasonably be expected to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against it which have or could reasonably be expected to have a Material Adverse Effect.

18.14	Environmental laws

(a)	The Borrower is in compliance in all material respects with Clause 20.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against the Borrower where that claim has or could reasonably be expected, if determined against the Borrower, to have a Material Adverse Effect.

18.15	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of the Borrower other than as permitted by this Agreement.

(b)	The Borrower has no Financial Indebtedness outstanding other than as permitted by this Agreement.

18.16	Ranking

The Transaction Security has or will have first ranking priority (except as permitted by the terms of this Agreement) and it is not subject to any prior ranking or pari passu ranking Security (except as permitted by the terms of this Agreement).

18.17	Good title to assets

It has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business in all material respects as presently conducted.

18.18	Legal and beneficial ownership

It is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

18.19	Intellectual Property

(a)	It:

(i)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(ii)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any material respect; and

(iii)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

(b)	There are no adverse circumstances relating to the validity, subsistence or use of any of its Intellectual Property which could reasonably be expected to have a Material Adverse Effect.

18.20	No Subsidiaries

The Borrower has no Subsidiaries.

18.21	Times when representations made

(a)	All the representations and warranties in this Clause 18 are made by the Borrower on the date of this Agreement.

(b)	The Repeating Representations are deemed to be made by the Borrower on the date of each Utilisation Request and on each Utilisation Date.

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 19:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to Clause 19.1 (Financial statements).

19.1	Financial statements

The Borrower shall supply to the Administrative Agent in sufficient copies for all the Lenders as soon as they are available, but in any event within 90 days after the end of each of its Financial Years, its audited financial statements for that Financial Year.

19.2	Requirements as to financial statements

(a)	The Borrower shall procure that each set of Annual Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Borrower shall procure that each set of Annual Financial Statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to Clause 19.1 (Financial statements):

(i)	shall be certified by a director of the Borrower as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the Borrower by the Auditors and accompanying those Annual Financial Statements; and

(ii)	shall be prepared in accordance with the Accounting Principles.

19.3	Information: miscellaneous

The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):

(a)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings (including any Environmental Claim) which are current, threatened or pending against the Borrower, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, reasonably likely to result in a liability of the Borrower exceeding ¥1,000,000,000 (or its equivalent in other currency or currencies);

(b)	promptly on request, such further information regarding the financial condition, assets and operations of the Borrower as any Finance Party acting through the Administrative Agent may reasonably request;

(c)	promptly, details of any material changes in the insurance cover in respect of the Borrower and, upon request by the Administrative Agent, copies of insurance policies or certificates of insurance in respect of the Borrower or such other evidence of the existence of those policies as may be reasonably acceptable to the Administrative Agent; and

(d)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Borrower with the terms of any Transaction Security Documents.

19.4	Notification of default

The Borrower shall notify the Administrative Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.5	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or the composition of the shareholders of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges any Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Agent or Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for any Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Administrative Agent of,

any Authorisation required under any law or regulation of Japan to:

(i)	enable it to perform its obligations under the Finance Documents; and

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

20.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply, has or is reasonably likely to have a Material Adverse Effect.

20.3	Environmental compliance

The Borrower shall:

(a)	comply with all Environmental Law; and

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.4	Taxation

The Borrower shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Administrative Agent under Clause 19.1 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

20.5	Merger

The Borrower shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

20.6	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower taken as a whole from that carried on by it at the date of this Agreement.

20.7	Acquisitions

The Borrower shall not:

(a)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(b)	incorporate a company.

20.8	Preservation of assets

(a)	The Borrower shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

(b)	The Borrower shall ensure that any Manufacturing Equipment which is subject to Transaction Security is at all times located in Japan.

20.9	Pari passu ranking

The Borrower shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.10	Negative pledge

In this Clause 20.10, “Quasi-Security” means a transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	The Borrower shall not create or permit to subsist any Security over any of its assets.

(b)	Subject to paragraph (f) of the definition of Permitted Disposal, the Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is Permitted Security.

20.11	Disposals

(a)	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset save for any sale, lease, transfer or other disposal which is a Permitted Disposal.

(b)	The Borrower shall give the Administrative Agent not less than 15 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice if it intends to sell, lease, licence, transfer or otherwise dispose of an asset as permitted under paragraphs (f) or (g) of the definition of Permitted Disposal and shall take all steps reasonably required by the Security Agent to maintain the legality, validity, binding nature, enforceability, effectiveness and ranking which the Transaction Security over such asset is specified to have in the Transaction Security Document governing such Transaction Security provided that the effectiveness of any transfer as permitted pursuant to paragraph (f) of the definition of Permitted Disposal and the Borrower’s right to consummate such transfer shall not be affected by any failure to comply with this Clause 20.11(b).

20.12	Arm’s length basis

The Borrower shall not enter into any transaction with any person except on arm’s length terms and for fair market value provided that the any agreements relating to fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Administrative Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Administrative Agent shall not be a breach of this Clause 20.12.

20.13	Loans or credit

The Borrower shall not be a creditor in respect of any Financial Indebtedness save in relation to:

(a)	any trade credit extended by the Borrower to its customers on normal commercial terms and in the ordinary course of its trading activities; or

(b)	any loans made by the Borrower to Spansion Inc. or any of its Subsidiaries.

20.14	No Guarantees or indemnities

The Borrower shall not incur or allow to remain outstanding any guarantee in respect of any obligation of any person save in relation to any Permitted Guarantee.

20.15	Financial Indebtedness

The Borrower shall not incur or allow to remain outstanding any Financial Indebtedness unless such Financial Indebtedness is Permitted Financial Indebtedness.

20.16	Insurance

The Borrower shall maintain, with reputable independent insurance companies or underwriters the Insurances and all other insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

20.17	Access

Upon reasonable notice of the Administrative Agent, the Borrower shall, (not more than four times in every Financial Year (unless a Default is continuing or may occur, in which case there shall be no limitation on the number of visits in any Financial Year)) permit the Administrative Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Administrative Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Borrower to (a) the premises, assets, books, accounts and records of the Borrower and (b) meet and discuss matters with senior management.

20.18	Intellectual Property

The Borrower shall:

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the Borrower; and

(b)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property,

where failure to do so is reasonably likely to have a Material Adverse Effect.

20.19	Further assurance

(a)	The Borrower shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to obtain a valuation of the assets which are subject to the Transaction Security;

(ii)

to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the

Transaction Security) or for the exercise of any rights powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(iii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of the Borrower located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iv)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	The Borrower shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

20.20	Syndication

The Borrower shall provide reasonable assistance to the Arrangers in the preparation of the Information Memorandum and the primary syndication of the Facility (including, without limitation, by making senior management available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

20.21	No amendments

The Borrower shall not amend the Foundry Agreement or the Liquidity Facility Agreement without the consent of the Finance Parties.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 is an Event of Default (save for Clause 21.18 (Acceleration)).

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within:

(i)	in the case of (a)(i) above, 3 Business Days of its due date; or

(ii)	in the case of (a)(ii) above, 5 Business Days of its due date.

21.2	Fundamental obligations

(a)	The Borrower does not comply with the provisions of Clause 20 (General Undertakings).

(b)	The Borrower does not comply in any material respect with any provision of any Transaction Security Document.

(c)	The Parent does not comply in any material respect with any provisions of the Foundry Agreement, the Liquidity Facility Agreement or the Parent Prepayment Letter or the Liquidity Facility ceases to be available to the Borrower on a committed and unconditional basis.

(d)	No Event of Default under this Clause 21.2 will occur if the failure to comply is capable of remedy and is remedied within:

(i)	in the case of a failure to comply falling within paragraph (a) above, five Business Days; and

(ii)	in the case of a failure to comply falling within paragraphs (b) and (c) above, ten Business Days,

of the earlier of the Administrative Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.3	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Fundamental obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within thirty days.

21.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.5	Cross default

(a)	Any Financial Indebtedness of the Borrower is not paid when due nor prior to the expiry of any originally applicable grace period or cure period.

(b)	Any Financial Indebtedness of the Parent is not paid when due nor within 30 days of the expiry of any originally applicable grace period or cure period.

(c)	Any Financial Indebtedness of the Borrower or the Parent is, as a result of an event of default (however described), accelerated or otherwise declared to be, or otherwise becomes, due and payable prior to its specified maturity.

(d)	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

(e)	Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(f)	An Event of Default will only occur under this Clause 21.5 if the Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (e) above is, is part of or has accrued on or by reference to Financial Indebtedness in excess of in the aggregate:

(i)	¥1,000,000,000 (or its equivalent in any other currency or currencies) in relation to the Borrower; or

(ii)	US$25,000,000 (or its equivalent in any other currency or currencies) in relation to the Parent.

21.6	Insolvency

(a)	The Borrower or the Parent is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower or the Parent is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower or the Parent. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

21.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	commencement of proceedings or procedures relating to the Borrower or any of the assets of the Borrower for civil rehabilitation under the Civil Rehabilitation Law (Minji Saisei Ho), reorganisation under the Corporate Reorganisation Law (Kaisha Kosei Ho), bankruptcy under the Bankruptcy Law (Hasan Ho), special liquidation (tokubetsu seisan) under the Corporate Law (Kaisha Ho) or special mediation (tokutei chotei) under the Special Mediation Law (Tokutei Saimu to no Chosei no Sokushin no Tame no Tokutei Chotei ni Kansuru Horitsu);

(ii)	the suspension of payments, a moratorium of any indebtedness, winding-up (seisan or kaisan), dissolution (seisan or kaisan), administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(iii)	by reason of actual or anticipated financial difficulties, a composition, compromise, assignment or arrangement with any creditor of the Borrower;

(iv)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(v)	enforcement of any Security over any assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Any procedure or step is taken in any jurisdiction analogous to those referred to in paragraph (a) in relation to the Parent.

(c)	Paragraphs (a) and (b) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement or, if earlier, the date on which it is advertised.

21.8	Creditors’ process

(a)	If any order or notice of provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae) (or any analogous procedure) has been issued, or any adjudication that orders an enforcement of preservative attachment (hozen-sashiosae) or attachment (sashiosae) has been rendered (or any analogous procedure taken), with respect to deposits held in any account of the Borrower.

(b)	If any order or notice of provisional attachment (kari-sashiosae), preservative attachment (hozen-sashiosae), or attachment (sashiosae) has been issued (or any analogous procedure taken), or any adjudication that orders an enforcement of preservative attachment (hozen-sashiosae) or attachment (sashiosae) has been rendered (or any analogous procedure taken), or foreclosure (keibai tetsubuki) has commenced (or any analogous procedure taken) with respect to any asset or assets of the Borrower other than deposits held in any account of the Borrower and is not discharged within 30 days.

(c)	Any process is rendered, has commenced or been taken in any jurisdiction analogous to those referred to in paragraphs (a) and (b) in relation to the Parent.

21.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for the Borrower to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)	Any obligation or obligations of the Borrower under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect in any material respect or any Transaction Security ceases to be legal, valid, binding, enforceable, effective or having the ranking it is specified to have in the Transaction Security Document governing such Transaction Security or is alleged by a party to it (other than a Finance Party) to be ineffective in any material respect.

21.10	Cessation of Business

The Borrower or the Parent suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

21.11	Change of ownership

After the date of this Agreement, the Borrower ceases to be a direct or indirect wholly-owned Subsidiary of the Parent.

21.12	Audit qualification

The auditors of the Borrower:

(a)	qualify the Annual Financial Statements;

(b)	issue a negative opinion (futekisei iken) in respect of the Annual Financial Statements; or

(c)	refuse to issue an opinion (iken sashihikae) in respect of the Annual Financial Statements and, in the opinion of the Majority Lenders, the grounds for such refusal are material in the context of the Finance Documents and the transactions contemplated in those documents.

21.13	Expropriation

The authority or ability of the Borrower to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets.

21.14	Repudiation and rescission of agreements

The Borrower (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

21.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against the Borrower or its assets which has or is reasonably likely to have a Material Adverse Effect.

21.16	Suspension of banking transactions

Any clearing house takes procedures for the suspension of any transactions of the Borrower with banks or similar financial institutions.

21.17	Material adverse change

Any event or circumstance occurs which has or could reasonably be expected to have a Material Adverse Effect.

21.18	Acceleration

(a)	On the occurrence of an Event of Default in respect of the Borrower under Clause 21.6 (Insolvency), Clause 21.7 (Insolvency proceedings), Clause 21.8 (Creditors’ Process), Clause 21.10 (Cessation of Business) or Clause 21.16 (Suspension of banking transactions):

(i)	the Total Commitments shall immediately be cancelled;

(ii)	the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall immediately be due and payable; and

(iii)	the Administrative Agent may or shall if so directed by the Majority Lenders, exercise or direct the Security Agent to exercise, or notify the Finance Parties that they are entitled to exercise, any or all of its or their (as the case may be) rights, remedies, powers or discretions under the Finance Documents including, without limitation, with respect to the Transaction Security.

(b)	On and at any time after the occurrence of an Event of Default (other than the circumstances described in paragraph (a) above) which is continuing the Administrative Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancel the Total Commitments which time they shall immediately be cancelled and any fees payable under the Finance Documents in connection with those Commitments shall be immediately due and payable;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Administrative Agent on the instructions of the Majority Lenders; and/or

(iv)	the Administrative Agent may or shall if so directed by the Majority Lenders, exercise or direct the Security Agent to exercise, or notify the Finance Parties that they are entitled to exercise, any or all of its or their (as the case may be) rights, remedies, powers or discretions under the Finance Documents including, without limitation, with respect to the Transaction Security.

SECTION 8

CHANGES TO PARTIES

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 22, a Lender (the “Existing Lender”) may assign or transfer all or any of its rights, benefits and obligations under the Finance Documents and in relation to the Transaction Security to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)	Subject to Clause 22.2 (Conditions of assignment or transfer), each Party hereby irrevocably and unconditionally grants, and shall to the extent required under applicable law grant, its consent, without objection, to any New Lender becoming a Party in accordance with this Clause 22 and to any corresponding Transaction Security being assigned or transferred to such New Lender.

22.2	Conditions of assignment or transfer

(a)	Subject to paragraph (b) below, prior to the Syndication Date the consent of the Borrower is required for an assignment or transfer by a Lender of its rights, benefits or obligations under the Finance Documents or in relation to the Transaction Security to a New Lender which is not an Agreed Lender.

(b)	The Borrower hereby irrevocably and unconditionally grants its consent, without objection (including, without limitation, any objection based on the creditworthiness of a New Lender), to any assignment or transfer by a Lender:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender;

(iii)	made at a time when an Event of Default is continuing; or

(iv)	made after the Syndication Date.

(c)	The consent of the Borrower required under paragraph (a) to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(d)	An assignment will only be effective on receipt by the Administrative Agent of written confirmation from the New Lender (in form and substance satisfactory to the Administrative Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender and an assignment or transfer will only be effective if the procedures set out in Clause 22.5 (Procedure for transfer) are complied with and the fees payable under Clause 22.3 (Assignment or transfer fee) are paid.

(e)	Unless otherwise agreed by the Borrower and the Administrative Agent, the amount of a proposed assignment or transfer by an Existing Lender in relation to the Facility must be in aggregate a minimum amount of ¥500,000,000 or, if less, the entire amount of its Available Commitment and/or its participation in any Loan.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross-Up and Indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignment or transfer fee

Unless the relevant Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) to a Related Fund or (iii) made in connection with primary syndication of the Facility, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay:

(a)	to the Administrative Agent (for its own account) a fee of ¥250,000; and

(b)	to the Security Agent (for its own account) a fee of ¥250,000.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its accession to this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Documents or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

(a)	The Existing Lender and the New Lender shall deliver a Transfer Certificate to the Administrative Agent ten Business Days prior to the proposed Transfer Date.

(b)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected as set out below:

(i)	promptly upon such delivery to the Administrative Agent, the Administrative Agent will deliver the Transfer Certificate to the Borrower for countersignature; and

(ii)	the Administrative Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate executed by the Existing Lender, the New Lender and the Borrower and appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate on behalf of each of the Finance Parties and provide the Paying Agent with a copy of such Transfer Certificate.

(c)	Each Finance Party hereby irrevocably authorises the Administrative Agent to countersign on its behalf a Transfer Certificate delivered to the Administrative Agent for countersignature in accordance with this Clause 22.5.

(d)	Subject to the other provisions of this Agreement, the Borrower hereby irrevocably agrees to execute any Transfer Certificate delivered to it in accordance with this Clause 22.5 and shall ensure that once the Transfer Certificate has been executed by all relevant parties a fixed date stamp of a notary public (kakutei hizuke) is promptly affixed to the original executed copy of the Transfer Certificate and delivered to the Administrative Agent.

(e)	On the Transfer Date:

(i)	to the extent provided in the Transfer Certificate, the Existing Lender’s rights, benefits and obligations under the Finance Documents, together with the Transaction Security related thereto (the “Transferred Rights and Obligations”), shall be assigned and transferred to, and assumed by, the New Lender, and the Existing Lender shall have no further rights, benefits and obligations with respect to the Transferred Rights and Obligations;

(ii)	except that the Transferred Rights and Obligations belong not to the Existing Lender but to the New Lender, the Transferred Rights and Obligations shall be transferred from the Existing Lender to the New Lender without being changed by any means and the rights and obligations among the Borrower to any Finance Documents shall remain unchanged without being prejudiced by the transfer of the Transferred Rights and Obligations from the Existing Lender to the New Lender;

(iii)	the New Lender shall obtain the same rights and assume the same obligations that the Existing Lender has in relation to the other Finance Parties with respect to the Transferred Rights and Obligations hereunder, and the Existing Lender shall no longer own or owe any further rights and obligations in relation to the other Finance Parties with respect thereto; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Disclosure of information

(a)	Any Finance Party may disclose to any of its Affiliates and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any participation or sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or the Borrower;

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(iv)	to a rating agency or its professional advisers, or (with the consent of the Borrower) any other person,

any information about the Borrower, the Parent and the Finance Documents as that Lender or other Finance Party shall consider appropriate if in relation to paragraphs (a)(i) and (ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

(b)	Any Confidentiality Undertaking signed by a Finance Party pursuant to this Clause 22.6 shall supersede any prior confidentiality undertaking signed by such Finance Party for the benefit of the Borrower.

(c)	Notwithstanding any of the provisions of the Finance Documents, the Borrower and the Finance Parties hereby agree that each Party and each employee, representative or other agent of each Party may disclose to any and all persons, without limitation of any kind:

(i)	any information with respect to the U.S. federal and state income tax treatment of the Facility and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of any Party or any other person named herein, or information that would permit identification of any Party or such other persons, or any pricing terms or other non-public business or financial information that is unrelated to such tax treatment or facts; and

(ii)	all materials of any kind (including opinions or other tax analysis) that are provided to any of the foregoing relating to such tax treatment,

in so far as such disclosure relates to US Federal income tax.

23.	CHANGES TO THE BORROWER

23.1	No Assignment or transfer by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

24.	ROLE OF THE AGENTS, THE ARRANGERS AND OTHERS

24.1	Appointment of the Agents

(a)	Each of the Arrangers and the Lenders appoints the Administrative Agent to act as its administrative agent and the Paying Agent to act as its paying agent under and in connection with the Finance Documents.

(b)	Each of the Arrangers and the Lenders authorises the Administrative Agent and the Paying Agent to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent or the Paying Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each other Finance Party hereby appoints the Security Agent:

(i)	as attorney for and on behalf of each of the Finance Parties to execute and deliver all of the Transaction Security Documents and any other documents or notices ancillary thereto and to do all such other acts and things in relation thereto as it may reasonably consider necessary to perfect the Transaction Security to be provided thereby and the Security Agent hereby agrees to act accordingly;

(ii)	to act as its agent under and in connection with the Finance Documents and any Transaction Security taken pursuant thereto and authorises it to exercise the rights, powers, authorities and discretion specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretion (including to demand, sue, collect and receive any payment or distribution and give account thereof and to file claims and take such other proceedings in the Security Agent’s own name or the name of such other Finance Party as the Security Agent may deem necessary or admissible for the enforcement of the provisions of this Agreement or otherwise to ensure the payment of debts in accordance with the priorities set out herein) to the extent permitted by applicable laws; and

(iii)	each of the Finance Parties shall ratify and confirm all things done and all Transaction Security Documents executed by any attorney and further confirm that it accepts the terms of such Transaction Security Document.

(d)	Without limitation to the generality of paragraph (c) above, each of the other Finance Parties hereby authorises:

(i)	the Security Agent to enter into each of the Finance Documents to which it is expressed to be a party as the “Security Agent” (and, without limitation to the foregoing, to execute and deliver any and all such Finance Documents as the agent and attorney for and on behalf of such Finance Parties);

(ii)	the Security Agent to release any Transaction Security over any assets that are permitted to be released pursuant to the terms of the applicable Transaction Security Document; and

(iii)	the Security Agent to appoint any appropriate person as the true and lawful attorney-in-fact on behalf of the Security Agent if the Security Agent deems it appropriate to exercise its rights or perform its duties under the Finance Documents through such attorney-in-fact.

If required by the Security Agent, each other Finance Party shall forthwith provide the Security Agent with a power of attorney or any other instrument authorising them to do any of the acts referred to in this Clause 24.

24.2	Duties of the Agents

(a)	The Agents shall promptly forward to a Party the original or a copy of any document which is delivered to such Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agents are not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If an Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If an Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than an Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The duties of the Administrative Agent and the Paying Agent under the Finance Documents are solely mechanical and administrative in nature.

24.3	Security Agent confirmation

The Security Agent confirms that it holds the benefit of those of the Transaction Security Documents in which the Security Agent is stated to act as agent (and shall hold any Charged Property as custodian in accordance with the terms of such Transaction Security Documents) for the Finance Parties for which it is agent from time to time in accordance with their respective interests from time to time thereunder.

24.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

24.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes an Agent and/or an Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agents or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.6	Business with the Borrower

Each Agent and Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

24.7	Rights and discretions

(a)	The Agents may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	An Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	Either Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Either Agent may act in relation to the Finance Documents through its personnel, agents, branches and Affiliates.

(e)	Either Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agents or Arrangers are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.8	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, each Agent shall (i) exercise any right, power, authority or discretion vested in it as an Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as an Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Either Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated consumption tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) either Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	Neither Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

24.9	Responsibility for documentation

None of the Agents or the Arrangers:

(a)	are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by an Agent, an Arranger, the Borrower or any other person given in or in connection with any Finance Document or the Information Memorandum or the transactions contemplated in the Finance Documents; or

(b)	are responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

24.10	Exclusion of liability

(a)	Without limiting (i) any responsibility of the Lenders to the Borrower under this Agreement or (ii) paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 27.9 (Disruption to Payment Systems etc.), the Agents shall not be liable (in the case of an Agent including without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than an Agent) may take any proceedings against any officer, employee or agent of an Agent, in respect of any claim it might have against an Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of an Agent may rely on this Clause subject to Clause 1.5 (Third party rights).

(c)	The Paying Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Paying Agent if the Paying Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Paying Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agents or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agents and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agents or the Arrangers.

24.11	Lenders’ indemnity to the Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Agents, within three Business Days of demand, against any cost, loss or liability (in the case of the Administrative Agent or the Paying Agent including, without limitation, for negligence or any other category of liability whatsoever) incurred by the relevant Agent (otherwise than by reason of such Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.9 (Disruption to Payment Systems etc.) notwithstanding the Paying Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as an Agent under the Finance Documents (unless the relevant Agent has been reimbursed by the Borrower pursuant to a Finance Document).

24.12	Resignation of the Agents

(a)	The Agents may resign and appoint one of its Affiliates acting through an office in Japan as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively an Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Japan).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	An Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24.12. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

24.13	Confidentiality

(a)	In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and the relevant Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agents nor the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

24.14	Relationship with the Lenders

(a)	Each of the Agents may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Finance Party shall supply the Administrative Agent with any information that the Security Agent may reasonably specify (through the Administrative Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Administrative Agent and shall not deal directly with the Security Agent.

24.15	Credit appraisal by the Lenders and Lenders’ responsibility

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agents and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Borrower;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agents any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property; and

(f)	the value of any equipment, assets or other collateral pledged as security for any Loan made in connection with any Finance Documents,

and each Finance Party warrants to the Agents and the Arrangers that it has not relied on and will not at any time rely on the Agents and the Arrangers in respect of any of these matters.

24.16	Agent’s management time

Any amount payable to an Agent under Clause 15.2 (Indemnity to the Paying Agent and the Administrative Agent), Clause 17 (Costs and expenses) and Clause 24.11 (Lenders’ indemnity to the Agents) shall include the reasonable cost of utilising each Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as such Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to an Agent under Clause 12 (Fee).

24.17	Deduction from amounts payable by the Agents

If any Party owes an amount to an Agent under the Finance Documents that Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which that Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.18	Permitted deductions

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

24.19	Good discharge

(a)	Any payment to be made in respect of the Finance Documents by the Security Agent may be made to the Paying Agent on behalf of its Lenders and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make the payments to the Paying Agent under paragraph (a) of this Clause 24.19 in the same currency as that in which the liabilities under the Finance Documents of the relevant Lender are denominated.

24.20	Calculation of amounts

For the purpose of calculating any person’s share of any sum payable to or by it, the Security Agent shall be entitled to:

(a)	notionally convert the liabilities owed to any person into a common base currency (decided in its reasonable discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of that person ‘s liabilities under the Finance Documents at the time at which that calculation is to be made; and

(b)	assume that all moneys received or recovered as a result of the enforcement of the Transaction Security are applied in discharge of the liabilities under the Finance Documents in accordance with the terms of the Finance Documents under which those liabilities have arisen.

24.21	Exclusion of Security Agent’s liability

The Security Agent shall not accept responsibility or be liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, or in connection with any Finance Document or the Transaction Security;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from an Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, or in connection with the Finance Documents or the Transaction Security; or

(e)	any shortfall which arises on the enforcement of the Transaction Security.

24.22	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of the Borrower to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)	take, or to require the Borrower to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

24.23	Insurance by Security Agent

The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

24.24	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any reasonable terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

24.25	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that the Borrower may have to any of the Charged Property and shall not be liable for or bound to require the Borrower to remedy any defect in its right or title.

24.26	Security Agent division separate

(a)	In acting as security agent for the Finance Parties, the Security Agent shall be regarded as acting through its agency or security agency division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

24.27	Delegation

(a)	The Security Agent may, at any time, delegate (by power of attorney or otherwise) to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent may think fit in the interests of the Finance Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

24.28	Finance Parties

The Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent. In relation to the manner of enforcement (apart from the decision or right to commence an enforcement, which shall be in accordance with the other provisions of this Agreement) of the Transaction Security Documents, the Finance Parties and Security Agent will always act on the directions of the Administrative Agent.

24.29	Amounts Received

All amounts received by a Finance Party pursuant to any enforcement of the Transaction Security Documents shall be immediately paid to the Security Agent for application in accordance with Clause 29 (Application of Proceeds) save that any Finance Party instructed by the Security Agent to enforce any Transaction Security Document in accordance with this Agreement shall be entitled to deduct from the proceeds of each enforcement its costs, charges and expenses incurred in connection with such enforcement prior to paying the proceeds of such enforcement to the Security Agent in accordance with Clause 29 (Application of Proceeds).

24.30	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate Agent or as a co-Agent jointly with it (i) if it considers that appointment to be in the interests of the Finance Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Administrative Agent of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The reasonable remuneration that the Security Agent may pay to that person, and any reasonable, documented out-of-pocket costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

24.31	Release of Transaction Security

The Finance Parties consent to the release by the Security Agent, on behalf of the Finance Parties, of any asset from the Transaction Security in order that such asset may be sold or otherwise disposed of pursuant to a Permitted Disposal provided that no such release shall become effective until the date of that sale or disposal and provided further that any release of Transaction Security in relation to an asset which is so disposed of where such disposal is permitted pursuant to paragraph (f) of the definition of Permitted Disposal shall only become effective on the date of prepayment of the Loans in accordance with the terms of the Parent Prepayment Letter.

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Paying Agent (with a copy to the Administrative Agent);

(b)	the Paying Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Paying Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Paying Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Paying Agent, purchase at par shares in the amounts due and payable under the Finance Documents from other Finance Parties (each a “Selling Finance Party”), acting through the Paying Agent, in an aggregate amount determined by the Paying Agent (which shall be an amount equal to such receipt or recovery less any amount which the Paying Agent determines may be retained by the Recovering Finance Party as the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Paying Agent and distributed in accordance with Clause 27 (Payment Mechanics)) so that the benefit of such receipt or recovery shall be shared by the Finance Parties as if such receipt or recovery had been paid by the Borrower and distributed by the Paying Agent between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments) (the amount paid by such Recovering Finance Party under this paragraph (c) being the “Sharing Payment”).

26.2	Reversal of redistribution

Notwithstanding Clause 22 (Changes to the Lenders), if any part of the Sharing Payment received or recovered by a Recovering Finance Party in accordance with paragraph (c) of Clause 26.1 (Payments to Finance Parties) becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Selling Finance Party shall promptly, upon request of the Paying Agent, repurchase from the Recovering Finance Party, through the Paying Agent, at par shares in the amounts due and payable under the Finance Documents sold by it in accordance with paragraph (c) of Clause 26.1 (Payments to Finance Parties) in an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay, the “Interest Amount”); and

(b)	the Borrower will be liable to such Selling Finance Party for any such Interest Amount.

26.3	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 26, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

26.4	Perfection of purchase

(a)	The Paying Agent shall notify the Administrative Agent of any Sharing Payments or any repurchase of any Sharing Payments pursuant to this Clause 26 (Sharing among the Finance Parties).

(b)	If a purchase under Clause 26.1 (Payments to Finance Parties) or a repurchase under Clause 26.2 (Reversal of redistribution) is made, each Selling Finance

Party, acting through the Administrative Agent (in the case of Clause 26.1 (Payments to Finance Parties)) or the Recovering Finance Party, acting through the Administrative Agent (in the case of Clause 26.2 (Reversal of redistribution)) shall perfect such sale or resale, as the case may be, by sending, at the cost and expense of the Borrower, a written date-certified (kakutei hizuke) notice thereof to the Borrower immediately after such sale or resale, pursuant to Article 467 of the Civil Code of Japan.

SECTION 10

ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Paying Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Paying Agent (unless a contrary indication appears in a Finance Document) for value on the due date at or about 10 a.m. (or such other time as specified by the Paying Agent) and in such funds specified by the Paying Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in Tokyo with such bank as the Paying Agent specifies.

27.2	Distributions by the Paying Agent

Each payment received by the Paying Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback) be made available by the Paying Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Paying Agent by not less than five Business Days’ notice with a bank in Tokyo.

27.3	Distributions to the Borrower

The Paying Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)	Where a sum is to be paid to the Paying Agent under the Finance Documents for another Party, the Paying Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Paying Agent pays an amount to another Party and it proves to be the case that the Paying Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Paying Agent shall on demand refund the same to the Paying Agent together with interest on that amount from the date of payment to the date of receipt by the Paying Agent, calculated by the Paying Agent to reflect its cost of funds.

27.5	Partial payments

(a)	If the Paying Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Borrower under those Finance Documents, the Paying Agent shall apply that payment towards the obligations of the Borrower under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents and the Arrangers under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Paying Agent shall, if so directed by the Administrative Agent acting on the instructions of the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

27.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, Japanese Yen is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Japanese Yen shall be paid in that other currency.

27.9	Disruption to Payment Systems etc.

If either the Paying Agent determines (in its reasonable discretion) that a Disruption Event has occurred or the Paying Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Paying Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Paying Agent may deem necessary in the circumstances;

(b)	the Paying Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Paying Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Paying Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)	the Paying Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Paying Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.9; and

(f)	the Paying Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

28.	SET-OFF

At any time that an Event of Default is continuing, a Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a reasonable market rate of exchange in its usual course of business for the purpose of the set-off. Any Finance Party which sets off any obligations pursuant to this Clause 28 shall use commercially reasonable efforts to promptly notify the Borrower of any such set off.

29.	APPLICATION OF PROCEEDS

29.1	Order of application

All monies from time to time received or recovered by the Security Agent or any other Finance Party in connection with the realisation or enforcement of all or any part of the Transaction Security in accordance with the applicable Transaction Security Document shall be paid to and held by the Security Agent to apply them at such times as the Security Agent sees fit, to the extent permitted by applicable law in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (in its capacity as agent);

(b)	in payment to the Paying Agent, on behalf of the Finance Parties, for application towards the discharge of all sums then due and payable by the Borrower under any of the Finance Documents in accordance with Clause 27.5 (Partial payments);

(c)	if the Borrower is not under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to the Borrower; and

(d)	the balance, if any, in payment to the Borrower.

29.2	Investment of proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 29.1 (Order of application) the Security Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent or the Paying Agent with such financial institution (including itself) for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent’s discretion in accordance with the provisions of this Clause 29.2.

29.3	Currency conversion

(a)	For the purpose of or pending the discharge of any of the obligations owed by the Borrower to the Finance Parties under the Finance Documents the Security Agent may convert any monies received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which such obligations owed by the Borrower are due with the amount received.

(b)	The obligations of the Borrower to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

29.4	Sums received by the Borrower

If any of the Borrower receives any sum which, in accordance with any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this Clause 29.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, the Administrative Agent, the Paying Agent or the Security Agent, that identified with its name below; and

(b)	in the case of each Lender, that notified in writing to the Administrative Agent on or prior to the date on which it becomes a Party,

or any substitute address, fax number or department or officer as the Party may notify to the Administrative Agent (or the Administrative Agent may notify to the other Parties, if a change is made by the Administrative Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to an Agent will be effective only when actually received by that Agent and then only if it is expressly marked for the attention of the department or officer identified with that Agent’s signature below (or any substitute department or officer as that Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall, unless otherwise specified herein, be sent through the Administrative Agent.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Administrative Agent shall notify the other Parties.

30.5	Electronic communication

(a)	Any communication to be made between an Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the relevant Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Administrative Agent and a Lender, the Paying Agent or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to an Agent only if it is addressed in such a manner as that Agent shall specify for this purpose.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Administrative Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Tokyo interbank market differs, in accordance with that market practice.

31.4	Rounding

In computing the amount of any interest or fee under any Finance Document, amounts of less than one Yen shall be disregarded.

31.5	Calculation Periods

Any period by reference to which any interest, commission or fee is calculated under a Finance Document shall, in relation to the first period in relation to each Loan, include the first day of that period and the last day of that period and, in relation to each other period, exclude the first day of that period and include the last day of that period.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended, waived or released only with the consent of the Majority Lenders and the Borrower and any such amendment, waiver or release will be binding on all Parties.

(b)	The Administrative Agent may effect, on behalf of any Finance Party, any amendment, waiver or release permitted by this Clause 34.

34.2	Exceptions

(a)	An amendment, waiver or release that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any scheduled payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or the Total Commitments;

(vi)	a change in the Borrower;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 34;

(ix)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(x)	save for any release of Transaction Security relating to the Manufacturing Equipment located at JV3 at any time when the principal outstanding amount of the Loan is no greater than ¥19,000,000,000, any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Administrative Agent, the Paying Agent, the Arrangers or the Security Agent may not be effected without the consent of the Administrative Agent, the Paying Agent, the Arrangers or the Security Agent.

35.	NOTARISED DEED (KOUSEI SHOSHO)

The Borrower shall, at any time upon request of the Administrative Agent acting on the instructions of the Majority Lenders do all things necessary to cause a notary public designated by the Administrative Agent to execute a notarised deed (kousei shosho) pursuant to which the Borrower acknowledges its indebtedness under this Agreement, and agrees to be subject to compulsory enforcement procedure (kyousei shikkou) with regard thereto.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 11

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement is governed by the laws of Japan.

38.	ENFORCEMENT

(a)	The Tokyo District Court have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the Tokyo District Court is the most appropriate and convenient court to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Finance Parties may take concurrent proceedings in any number of jurisdictions.

One original of this Agreement has been entered into on the date stated at the beginning of this Agreement and such original shall be held by the Administrative Agent on behalf of the Finance Parties. All other Parties shall be entitled to hold copies of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lenders	Commitment
GE Capital Asset Finance Corporation	¥10,400,000,000

Mitsui Leasing & Development, Ltd.	¥10,000,000,000

Sumisho Lease Co., Ltd.	¥5,000,000,000

Resona Bank, Limited	¥2,000,000,000

Showa Leasing Co., Ltd.	¥5,000,000,000

Diamond Lease Company Limited	¥5,000,000,000

UFJ Central Leasing Co., Ltd.	¥5,000,000,000

NTT Finance Corporation	¥2,000,000,000

Century Leasing System, Inc.	¥2,000,000,000

Kyodo Leasing Co., Ltd.	¥1,000,000,000

BOT Lease Co., Ltd.	¥1,000,000,000

Total	¥48,400,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Conditions Precedent to Utilisation

1.	Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower (or a certificate of the representative director of the Borrower certifying that the resolution has been passed):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	Unless all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by the Borrower under or in connection with the Finance Documents are to be sealed by the Borrower, a power of attorney authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Utilisation Request) to be signed and/or despatched by the Borrower under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature or seal of each person authorised by the resolution referred to in paragraph (b) and the power of attorney referred to in paragraph (c) above in relation to the Finance Documents and related documents.

(e)	A copy of the certificate of registered seal for, or a specimen of the signature of, a representative director of the Borrower.

(f)	A certificate of the Borrower (signed by a representative director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit, binding on it to be exceeded.

(g)	A certificate of a representative director or authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	An executed original of this Agreement.

(b)	An executed original of the Fee Letters.

(c)	An executed original of the Parent Prepayment Letter

3.	Contracts

(a)	An executed original of the Foundry Agreement and an executed copy of each of the Liquidity Facility Agreement and the waiver letter relating to the senior secured revolving credit facility dated as of 19 September 2005 (as amended from time to time) between, among others, the Parent and Bank of America, N.A.

(b)	At least two originals of each of the following documents:

(i)	the security agreement governed by Japanese law dated the date hereof between the Security Agent, the Finance Parties and the Borrower; and

(ii)	the security agreement governed by Californian law dated the date hereof between the Security Agent, the Finance Parties and the Borrower.

4.	Legal opinions

The following legal opinions, each addressed to the Administrative Agent, the Paying Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to the primary syndication of the Facility:

(a)	a legal opinion of Clifford Chance Law Office, legal advisers to the Arrangers as to Japanese law, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(b)	a legal opinion of O’Melveny & Myers Gaikokuho Kyodojigyo Horitsujimusho, legal advisers to the Borrower as to Japanese law, substantially in the form distributed to the Original Lenders prior to signing this Agreement; and

(c)	a legal opinion of O’Melveny & Myers, legal advisers to the Borrower as to Californian law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

5.	Other documents and evidence

(a)	A copy, certified by an authorised signatory of the Borrower to be a true copy, of the Original Financial Statements.

(b)	Completion of the following due diligence evidencing that first ranking Transaction Security can be obtained over the assets over which Transaction Security is to be granted in accordance with this Agreement:

(i)	review of documentation relating to transfer of title in relation to assets already in the possession of the Borrower;

(ii)	review of board minutes of the Borrower for the last 3 years; and

(iii)	review of the purchase contracts relating to Manufacturing Equipment to be purchased by the Borrower using financing provided pursuant to this Agreement.

(c)	Confirmation that other than the Transaction Security and any Permitted Security there is no existing Security over any assets of the Borrower which are, or are to become, subject to Transaction Security.

(d)	The following in relation to Transaction Security granted under the Transaction Security Documents given by the Borrower:

(i)	a certified copy of the real estate registry dated as of two Business Days prior to the first Utilisation Date of the JV3 and SP1 buildings;

(ii)	a certified copy of the movable property registry of the Borrower dated as of two Business Days prior to the first Utilisation Date;

(iii)	all documents necessary for applications for the provisional real estate registration of the mortgage and the conversion of the provisional real estate registration to the permanent real estate registration of the mortgage (including, without limitation, the registration certificate (touki zumi kenri sho), the certificates of the cause for the registration (touki gennin shoumei jouhou), the certificates of seal impression (inkan shoumei sho), the information certifying the tile of the representatives (shikaku shomei sho), powers of attorney);

(iv)	all documents necessary for applications for the registrations of the security assignments on the movable properties and inventories;

(v)	the original of each insurance policy;

(vi)	the executed copies of the waiver letters from The Bank of Tokyo-Mitsubishi UFJ, Ltd., Resona Bank, Limited and Sumicrest Leasing Yugen Kaisha;

(vii)	a certified copy of the Land Lease Agreement dated 23 October 2003 between the Borrower and Fujitsu Limited relating to the JV# and SP1 buildings (including any amendment, supplemental or restated agreement);

(viii)	UCC1 filing in Washington D.C. against the Borrower in relation to the California law governed Transaction Security Documents;

(ix)	UCC1 filing in Washington D.C. against the Borrower in relation to all other Transaction Security.

(e)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees), Clause 13.5 (Stamp taxes) and Clause 17 (Costs and expenses) have been paid on the date of this Agreement.

SCHEDULE 3

UTILISATION REQUEST

From:    Spansion Japan Limited

To:        [Administrative Agent]

Dated:

Dear Sirs

Spansion Japan Limited – Senior Facility Agreement

dated [•] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(i) Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(ii) Amount:	¥[•] or, if less, the Available Facility

3.	We confirm that the Manufacturing Equipment which the proceeds of the proposed Utilisation will be use to acquire are as follows: [•]

4.	We confirm that, subject to the receipt of the amount of the Loan requested in this Utilisation Request, we have sufficient funds available to us to pay all amounts payable to the seller of the Manufacturing Equipment referred to in paragraph 3 above in relation to such Manufacturing Equipment on the date that such amounts are payable.

5.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

6.	The proceeds of this Loan should be credited to [account].

7.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

Spansion Japan Limited

Note: evidence of delivery of the Manufacturing Equipment which the proceeds of the proposed Utilisation will be used to acquire to be attached.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:        [•] as Administrative Agent

From:    [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Spansion Japan Limited – Senior Facility Agreement

dated [•] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 22.5 (Procedure for transfer) of the Facility Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that it is a Qualifying Lender.

5.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6.	This Agreement is governed by and construed in accordance with Japanese law.

[Please note that following steps should be taken in order for the New Lender to obtain the benefit of the Transaction Security]

Note:	The execution of this Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender] As Existing Lender	[New Lender] As New Lender

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Administrative Agent and the Borrower and the Transfer Date is confirmed as [•].

[Administrative Agent]
As Administrative Agent for and on behalf of itself and each of the Finance Parties

By:

Spansion Japan Limited
As Borrower for and on behalf of itself

By:

SCHEDULE 5

TIMETABLES

Loans

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-15 9.00 a.m.

Administrative Agent notifies the Paying Agent and the Lenders of that it has received a Utilisation Request	U-15 5.00 p.m.

Administrative Agent confirms the amount of the Utilisation to the Borrower	U-5 Noon

Administrative Agent notifies the Paying Agent and the Lenders of the details of the Utilisation	U-5 5.00 p.m.

TIBOR is fixed	U-2 as of 3:00 p.m.

“U”	=	date of utilisation
“U - X”	=	X Business Days prior to date of utilisation

SCHEDULE 6

MANUFACTURING EQUIPMENT

[To be inserted]

SCHEDULE 7

REFINANCING FINANCIAL INDEBTEDNESS REPAYMENT AMOUNTS

[To be inserted]

SCHEDULE 8

EXISTING LEASED SEMICONDUCTOR EQUIPMENT

[To be inserted]

Spansion Japan Limited - ¥48,400,000,000

Senior Facility Agreement

SIGNATURES

THE BORROWER

SPANSION JAPAN LIMITED

By:	/s/ Masao Taguchi

Address:	6 Kogyodanchi, Monden-machi, Aizuwakamatsu-shi, Fukushima

Fax:

THE ARRANGERS

GE CAPITAL LEASING CORPORATION

By:	/s/ Takuji Tohyama

Address:	5-2-20 Akasaka, Minato-ku, Tokyo

Fax:	03-5544-4948

Attention:	Kenji Kanai, Global Account Executive, Global Electronics Services

SUMISHO LEASE CO., LTD

By:	/s/ Minoru Tanaka

Address:	4-5-33 Kitahama, Chuo-ku, Osaka-shi, Osaka

Fax:	03-3515-1959

Attention:	General Manager, Electronics Equipment Department

MITSUI LEASING & DEVELOPMENT, LTD.

By:	/s/ Takashi Ono

Address:	1-4-1 Nihonbashi, Chuo-ku, Tokyo

Fax:	03-3517-7792

Attention:

Spansion Japan Limited - ¥48,400,000,000

Senior Facility Agreement

THE ADMINISTRATIVE AGENT

GE CAPITAL LEASING CORPORATION

By:	/s/ Takuji Tohyama

Address:	5-2-20 Akasaka, Minato-ku, Tokyo

Fax:	03-5544-4948

Attention:	Kenji Kanai, Global Account Executive, Global Electronics Services

THE PAYING AGENT

RESONA BANK, LIMITED

By:	/s/ Takashi Ueda

Address:	1-3-1 Kyobashi, Chuo-ku, Tokyo

Fax:

Attention:

THE SECURITY AGENT

GE CAPITAL LEASING CORPORATION

By:	/s/ Takuji Tohyama

Address:	5-2-20 Akasaka, Minato-ku, Tokyo

Fax:	03-5544-4948

Attention:	Kenji Kanai, Global Account Executive, Global Electronics Services

THE LENDERS

GE CAPITAL ASSET FINANCE CORPORATION

By:	/s/ Shinichi Kato

Address:	5-2-20 Akasaka, Minato-ku, Tokyo

Fax:	03-5544-4948

Attention:	Kenji Kanai

Money Lending Business Registration No.:

Spansion Japan Limited - ¥48,400,000,000

Senior Facility Agreement

MITSUI LEASING & DEVELOPMENT, LTD.

By:	/s/ Takashi Ono

Address:	1-4-1 Nihonbashi, Chuo-ku, Tokyo

Fax:	03-3517-7792

Attention:

Money Lending Business Registration No.:	Chief of Kanto Finance Bureau No. 00398

DIAMOND LEASE COMPANY LIMITED

By:	/s/ Tatsuhisa Takahashi

Address:	3-3-1 Marunouchi, Chiyoda-ku, Tokyo

Fax:

Attention:

Money Lending Business Registration No.:	Chief of Kanto Finance Bureau No. 00330

SHOWA LEASING CO., LTD.

By:	/s/ Masami Matsushita

Address:	3-12 Yotsuya, Shinjuku-ku, Tokyo

Fax:

Attention:	Satoya Hirata, Machinery and Equipment Business Division

Money Lending Business Registration No.:	Chief of Kanto Finance Bureau No. 00381

SUMISHO LEASE CO., LTD.

By:	/s/ Minoru Tanaka

Address:	4-5-33 Kitahama, Chuo-ku, Osaka-shi, Osaka

Fax:	03-3515-1959

Attention:	General Manager, Electronics Equipment Department Money Lending Business

Registration No.:	Chief of Kinki Finance Bureau (6) No. 00503

Spansion Japan Limited - ¥48,400,000,000

Senior Facility Agreement

UFJ CENTRAL LEASING CO., LTD.

By:	/s/ Kazuyoshi Tanaka

Address:	1-24-15 Sakae, Naka-ku, Nagoya-shi, Aichi

Fax:	052-221-1536

Attention:

Money Lending Business Registration No.:	Chief of Tokai Finance Bureau (8) No. 00064

CENTURY LEASING SYSTEM, INC.

By:	/s/ Mitsuaki Fukuda

Address:	2-4-1 Hamamatsucho, Minato-ku, Tokyo

Fax:	03-5473-7558

Attention:	Business Division No. 2, Machinery Business Department

Money Lending Business Registration No.:	Chief of Kanto Finance Bureau (8) No. 00345

NTT FINANCE CORPORATION

By:	/s/ Yoshihito Kimotsuki

Address:	4-5-1 Shinbashi, Minato-ku, Tokyo

Fax:	03-5402-7862

Attention:

Money Lending Business Registration No.:	Chief of Kanto Finance Bureau (7) No. 00665

RESONA BANK, LIMITED

By:	/s/ Hitoshi Ishimura

Address:	2-2-1 Bingomachi, Chuo-ku, Osaka-shi, Osaka

Fax:

Attention:

Spansion Japan Limited - ¥48,400,000,000

Senior Facility Agreement

BOT LEASE CO., LTD.

By:	/s/ Yasuhiko Nakanishi

Address:	1-9-13 Nihonbashi-Honcho, Chuo-ku, Tokyo

Fax:	03-3279-6230

Attention:	Shoji Miki, Corporate Business Division No. 3

Money Lending Business Registration No.:	Chief of Kanto Finance Bureau (8) No. 00393

KYODO LEASING CO., LTD.,

By:	/s/ Shinya Morito

Address:	2-9-17 Kandasurugadai, Chiyoda-ku, Tokyo

Fax:	03-3292-5601

Attention:	Satoshi Ohshima, Structured Finance Dept.

Money Lending Business Registration No.:	Chief of Kanto Finance Bureau (8) No. 00419